                                                                   EXHIBIT 11


              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

            Calculation of Basic Earnings (Loss) Per Common Share and
              Diluted Earnings (Loss) Per Common Share (unaudited)
                         (in millions, except per share)

                                                                             Nine Months Ended               Three Months Ended
                                                                               September 30,                    September 30,
                                                                       ---------------------------      ----------------------------
                                                                           1998             1997            1998             1997
                                                                       ---------        ----------      ----------        ----------
Primary earnings (loss) per common share:
  Net income (loss) applicable to common stock                         $    82.4        $   (28.3)       $    31.3        $    20.2
                                                                       =========        =========        =========        =========


  Average number of common shares outstanding                               96.0             95.7             95.7             95.9
                                                                       =========        =========        =========        =========


  Basic earnings (loss) per share                                      $     .86        $    (.30)       $     .33        $     .21
                                                                       =========        =========        =========        =========


Diluted earnings (loss) per common share: (1)
  Net income (loss) applicable to common stock                         $    82.4        $   (28.3)       $    31.3        $    20.2

  Add income effect, assuming conversion of
    potentially dilutive securities                                         --               --               --               --
                                                                       ---------        ---------        ---------        ---------

  Net income (loss) on a diluted basis                                 $    82.4        $   (28.3)       $    31.3        $    20.2
                                                                       =========        =========        =========        =========


  Average number of common shares outstanding                               96.0             95.7             95.7             95.9

  Add common share effect, assuming conversion
    of potentially dilutive securities                                        .8             --                 .7             --
                                                                       ---------        ---------        ---------        ---------
  Average number of common shares outstanding
    on a diluted basis                                                      96.8             95.7             96.4             95.9
                                                                       =========        =========        =========        =========


  Diluted earnings (loss) per share                                    $     .85        $    (.30)       $     .32        $     .21
                                                                       =========        =========        =========        =========

-----------------------------------------
 NOTE:

    (1) The computation of diluted earnings per share assumes that the average number of common shares outstanding during the period is increased by dilutive common share equivalents and the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.

                                       1